Dillard’s	1600 Cantrell Road
Little Rock, AR 72201

For Immediate Release

Contact: Julie J. Bull
Director of Investor Relations
(501) 376-5965

Dillard’s, Inc. Amends and Extends $1.2 Billion
Revolving Credit Facility

Little Rock, AR - June 12, 2006 - Dillard’s, Inc. (DDS-NYSE) (“Dillard’s” or “the Company”) announced today that it has amended and extended its $1.2 billion senior secured revolving credit facility, taking advantage of favorable market conditions. The facility pricing was improved and the maturity has been extended an additional year to December 12, 2011.

The amended facility is available to the Company for general corporate purposes including, among other uses, working capital financing, the issuance of letters of credit, capital expenditures and, subject to certain restrictions, the repayment of existing indebtedness and share repurchases. There are no financial covenant requirements under the credit agreement provided availability exceeds $100 million. The credit facility was arranged by JPMorgan Securities.

Dillard's, Inc. ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.7 billion. The Company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates 331 Dillard’s locations spanning 29 states, all with one nameplate - Dillard’s.

####